Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 13, 2020	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Full Year 2019 Earnings;

Another Year of Strong Cash Flow Generation

Full Year 2019 and Fourth Quarter Highlights

•	2019 net income of $598 million compared to $650 million in the prior year period; 2019 diluted earnings per share of $2.44 compared to $1.39 in the prior year period.

•	2019 adjusted net income of $353 million compared to $642 million in the prior year period; 2019 adjusted diluted earnings per share of $1.53 compared to $2.66 in the prior year period.

•	2019 adjusted EBITDA $846 million compared to $1,161 million in the prior year

•	Fourth quarter 2019 net income of $308 million compared to a net loss of $315 million in the prior year period; fourth quarter 2019 diluted earnings per share of $1.34 compared to a loss per share of $1.43 in the prior year period.

•	Fourth quarter 2019 adjusted net income of $65 million compared to $90 million in the prior year period; fourth quarter 2019 adjusted diluted earnings per share of $0.29 compared to $0.38 in the prior year period.

•	Fourth quarter 2019 adjusted EBITDA of $182 million compared to $207 million in the prior year period.

•	2019 net cash provided by operating activities from continuing operations of $656 million. 2019 free cash flow from continuing operations was $389 million.

•	Balance sheet remains strong with total Company net debt leverage of 1.7x; proforma net debt leverage for the proceeds from the Chemical Intermediates and Surfactants sale that closed on January 3, 2020 is 0.4x.

•	2019 share repurchases of approximately 10.1 million shares for approximately $208 million.

•	Previously announced acquisition of Icynene-Lapolla, a spray polyurethane foam business, is now on track to close in the first quarter of 2020.

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2019	2018	2019	2018
Revenues	$1,657	$1,821	$6,797	$7,604

Net income (loss)	$308	$(315)	$598	$650
Adjusted net income(1)	$65	$90	$353	$642

Diluted income (loss) per share	$1.34	$(1.43)	$2.44	$1.39
Adjusted diluted income per share(1)	$0.29	$0.38	$1.53	$2.66

Adjusted EBITDA(1)	$182	$207	$846	$1,161

Net cash provided by operating activities from continuing operations	$222	$258	$656	$704
Free cash flow from continuing operations(2)	$131	$154	$389	$454

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2019 results with revenues of $1,657 million, net income of $308 million, adjusted net income of $65 million and adjusted EBITDA of $182 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“2019 was a memorable year for Huntsman with several milestones achieved that significantly strengthened the Company for years to come. The biggest milestone was the $2 billion divestiture of our Chemical Intermediates and Surfactants businesses, which significantly reduces our upstream footprint. The proceeds from this sale have further fortified our investment grade balance sheet and enhances our ability to focus on and grow our core downstream businesses. Additionally, we acquired the remaining 50% investment in our Maleic Anhydride joint venture from Sasol, we opened a new polyurethanes system house in Dubai, and in early December we announced the agreement to acquire Icynene-Lapolla which will double the size of our existing high growth spray foam business. We remained balanced in our capital allocation by repurchasing over $200 million in stock and paying $150 million in dividends to our shareholders. Lastly, in the beginning of 2019 we achieved our long-term goal to earn an investment grade rating.

“Heading into 2020 we remain focused on what we can control, which will include investing both organically and through acquisitions into our downstream and specialty platforms, and being balanced in our approach to capital allocation, including maintaining a competitive dividend and ongoing opportunistic share repurchases.  The economic headwinds remain as we enter the year making earnings growth more of a challenge.  However, with our strengthened balance sheet and strong downstream platforms for further growth, I see far more opportunities than challenges before us as we pursue multiple opportunities to create further shareholder value.”

Segment Analysis for 4Q19 Compared to 4Q18

Polyurethanes

The decrease in revenue in our Polyurethanes segment for the three months ended December 31, 2019 compared to the same period in 2018 was primarily due to lower MDI average selling prices, partially offset by higher sales volumes.  MDI average selling prices decreased primarily due to a decline in component MDI selling prices in China and Europe.  MDI sales volumes increased primarily due to higher demand across most major markets.   The decrease in segment adjusted EBITDA was primarily due to lower MDI margins driven by lower MDI pricing partially offset with higher MDI sales volumes.

Performance Products

Revenues in our Performance Products segment for the three months ended December 31, 2019 compared to the same period in 2018 were lower as a result of lower sales volumes and lower average selling prices.  Sales volumes decreased largely due to weakened market conditions. Average selling prices decreased primarily due to weaker market conditions across several of our derivatives businesses and in response to lower raw material costs. The increase in adjusted EBITDA was largely due to lower fixed costs and increased earnings from acquiring the remaining interest in our German maleic joint venture.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended December 31, 2019 compared to the same period in 2018 was due to lower sales volumes and lower average selling prices. Sales volumes decreased across most markets primarily due to economic slowdown and customer destocking. Average selling prices decreased primarily due to the impact of a stronger U.S. dollar against major international currencies as local currency selling prices were essentially unchanged. Segment adjusted EBITDA decreased due to lower sales volumes.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended December 31, 2019 compared to the same period in 2018 was primarily due to lower average selling prices and lower sales volume.  Average selling prices decreased in line with market pricing and the impact of a stronger U.S. dollar against major international currencies.  Sales volumes decreased due to weaker demand across the industry from market uncertainties surrounding the trade war.  The decrease in adjusted EBITDA was primarily due to lower average selling prices and lower sales volumes, partially offset by lower fixed costs.

Corporate, LIFO and other

For the three months ended December 31, 2019, adjusted EBITDA from Corporate and other for Huntsman Corporation decreased by $1 million to a loss of $43 million from a loss of $42 million for the same period of 2018.

Liquidity, Capital Resources and Outstanding Debt

During the three months ended December 31, 2019, our free cash flow from continuing operations was $131 million compared to $154 million in the prior year period. As of December 31, 2019, we had $1,684 million of combined cash and unused borrowing capacity.

During the three months ended December 31, 2019, we spent $93 million on capital expenditures compared to $103 million in the same period of 2018. In 2020, we expect to spend approximately $300 million to $325 million on capital expenditures, which includes approximately $80 million for our new MDI splitter at our facility in Geismar, Louisiana.

During the three months ended December 31, 2019, we spent approximately $12 million to repurchase approximately 0.5 million shares. As of the end of the fourth quarter 2019, we have approximately $516 million remaining on our existing $1 billion multiyear share repurchase program.

Income Taxes

In the fourth quarter 2019, our adjusted effective tax rate was 25%. We expect our forward adjusted effective tax rate will be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter 2019 financial results on Thursday, February 13, 2020 at 9:00 a.m. ET.

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/34153/indexl.html

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the first quarter 2020 a member of management is expected to present at:

Alembic Global Deer Valley Conference February 27 and 28, 2020

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2019	2018	2019	2018
Revenues	$1,657	$1,821	$6,797	$7,604
Cost of goods sold	1,347	1,469	5,415	5,840
Gross profit	310	352	1,382	1,764
Operating expenses	259	231	954	942
Restructuring, impairment and plant closing costs (credits)	1	(15)	(41)	(7)
Merger costs	-	-	-	2
Operating income	50	136	469	827
Interest expense	(25)	(29)	(111)	(115)
Equity in income of investment in unconsolidated affiliates	13	10	54	55
Fair value adjustments to Venator investment	72	(62)	(18)	(62)
Loss on early extinguishment of debt	-	-	(23)	(3)
Other income, net	4	10	20	32
Income from continuing operations before income taxes	114	65	391	734
Income tax benefit (expense)	151	(4)	38	(45)
Income from continuing operations	265	61	429	689
Income (loss) from discontinued operations, net of tax(3)	43	(376)	169	(39)
Net income (loss)	308	(315)	598	650
Net income attributable to noncontrolling interests, net of tax	(5)	(25)	(36)	(313)
Net income (loss) attributable to Huntsman Corporation	$303	$(340)	$562	$337

Adjusted EBITDA(1)	$182	$207	$846	$1,161
Adjusted net income(1)	$65	$90	$353	$642

Basic income (loss) per share	$1.35	$(1.45)	$2.46	$1.42
Diluted income (loss) per share	$1.34	$(1.43)	$2.44	$1.39
Adjusted diluted income per share(1)	$0.29	$0.38	$1.53	$2.66

Common share information:
Basic weighted average shares	225	235	229	238
Diluted weighted average shares	227	237	231	242

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2019	2018	(Worse)	2019	2018	(Worse)
Segment Revenues:
Polyurethanes	$980	$1,014	(3)%	$3,911	$4,282	(9)%
Performance Products	278	310	(10)%	1,158	1,301	(11)%
Advanced Materials	241	266	(9)%	1,044	1,116	(6)%
Textile Effects	180	193	(7)%	763	824	(7)%
Corporate and Eliminations	(22)	38	n/m	(79)	81	n/m

Total	$1,657	$1,821	(9)%	$6,797	$7,604	(11)%

Segment Adjusted EBITDA(1):
Polyurethanes	$122	$141	(13)%	$548	$809	(32)%
Performance Products	43	39	10%	168	197	(15)%
Advanced Materials	42	48	(13)%	201	225	(11)%
Textile Effects	18	21	(14)%	84	101	(17)%
Corporate, LIFO and other	(43)	(42)	(2)%	(155)	(171)	9%

Total	$182	$207	(12)%	$846	$1,161	(27)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	December 31, 2019 vs. 2018
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(11)%	(1)%	5%	4%	(3)%

Performance Products	(5)%	(1)%	1%	(5)%	(10)%

Advanced Materials	0%	(2)%	2%	(9)%	(9)%

Textile Effects	(5)%	(1)%	0%	(1)%	(7)%

	Twelve months ended
	December 31, 2019 vs. 2018
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(13)%	(2)%	1%	5%	(9)%

Polyurethanes, adj	(12)%	(2)%	1%	3%	(10	)%(c)

Performance Products	(2)%	(2)%	1%	(8)%	(11)%

Advanced Materials	2%	(3)%	2%	(7)%	(6)%

Textile Effects	4%	(3)%	0%	(8)%	(7)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Pro forma adjusted to exclude the 2Q18, 3Q18 and 3Q19 impacts from unplanned outages at Rotterdam onset by third-party constraints.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income (Loss)
	EBITDA		Benefit (Expense)		Net Income (Loss)		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2019	2018	2019	2018	2019	2018	2019	2018
Net income (loss)	$308	$(315)			$308	$(315)	$1.36	$(1.33)
Net income attributable to noncontrolling interests	(5)	(25)			(5)	(25)	(0.02)	(0.11)
Net income (loss) attributable to Huntsman Corporation	303	(340)			303	(340)	1.34	(1.43)
Interest expense from continuing operations	25	29
Interest expense from discontinued operations(3)	-	6
Income tax (benefit) expense from continuing operations	(151)	4	$151	$(4)
Income tax benefit from discontinued operations(3)	(9)	(9)
Depreciation and amortization from continuing operations	69	68
Depreciation and amortization from discontinued operations(3)	2	25
Business acquisition and integration expenses (income) and purchase accounting inventory adjustments	1	(1)	1	(1)	2	(2)	0.01	(0.01)
EBITDA / (Income) loss from discontinued operations, net of tax(3)	(36)	354	-	-	(43)	376	(0.19)	1.58
Noncontrolling interest of discontinued operations(1)(3)	-	10	-	-	-	10	-	0.04
U.S. tax reform impact on tax expense	-	-	(4)	(17)	(4)	(17)	(0.02)	(0.07)
Significant activities related to deferred tax assets and liabilities(a)	-	-	(160)	-	(160)	-	(0.71)	-
Loss on sale of businesses/assets	21	-	(5)	-	16	-	0.07	-
Fair value adjustments to Venator Investment(b)	(72)	62	-	-	(72)	62	(0.32)	0.26
Certain legal settlements and related expenses (income)	5	(3)	(1)	-	4	(3)	0.02	(0.01)
Certain non-recurring information technology project implementation costs	3	-	(1)	-	2	-	0.01	-
Amortization of pension and postretirement actuarial losses	17	17	(3)	(1)	14	16	0.06	0.07
Restructuring, impairment and plant closing and transition costs (credits)	1	(15)	-	3	1	(12)	-	(0.05)
Plant incident remediation costs	3	-	(1)	-	2	-	0.01	-

Adjusted(1)	$182	$207	$(23)	$(20)	$65	$90	$0.29	$0.38

Adjusted income tax expense(1)					$23	$20
Net income attributable to noncontrolling interests, net of tax					5	25
Noncontrolling interest of discontinued operations(1)(3)					-	(10)

Adjusted pre-tax income(1)					$93	$125

Adjusted effective tax rate(4)					25%	16%

Effective tax rate					n/m	6%

			Income Tax				Diluted Income
	EBITDA		Benefit (Expense)		Net Income		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2019	2018	2019	2018	2019	2018	2019	2018
Net income	$598	$650			$598	$650	$2.59	$2.69
Net income attributable to noncontrolling interests	(36)	(313)			(36)	(313)	(0.16)	(1.30)
Net income attributable to Huntsman Corporation	562	337			562	337	2.44	1.39
Interest expense from continuing operations	111	115
Interest expense from discontinued operations(3)	-	36
Income tax (benefit) expense from continuing operations	(38)	45	$38	$(45)
Income tax expense from discontinued operations(3)	35	86
Depreciation and amortization from continuing operations	270	255
Depreciation and amortization from discontinued operations(3)	61	88
Business acquisition and integration expenses and purchase accounting inventory adjustments	5	9	-	(3)	5	6	0.02	0.02
EBITDA / (Income) loss from discontinued operations, net of tax(3)	(265)	(171)	-	-	(169)	39	(0.73)	0.16
Noncontrolling interest of discontinued operations(1)(3)	-	232	-	-	-	232	-	0.96
U.S. tax reform impact on tax expense	-	-	(1)	32	(1)	32	-	0.13
Significant activities related to deferred tax assets and liabilities(a)	-	-	(160)	(119)	(160)	(119)	(0.69)	(0.49)
Impact of Switzerland income tax rate change(a)	-	-	32	-	32	-	0.14	-
Loss on sale of businesses/assets	21	-	(5)	-	16	-	0.07	-
Merger costs, net of tax	-	2	-	-	-	2	-	0.01
Fair value adjustments to Venator Investment(b)	18	62	-	-	18	62	0.08	0.26
Loss on early extinguishment of debt	23	3	(5)	(1)	18	2	0.08	0.01
Certain legal settlements and related expenses	6	1	(1)	(1)	5	-	0.02	-
Certain non-recurring information technology project implementation costs	4	-	(1)	-	3	-	0.01	-
Amortization of pension and postretirement actuarial losses	66	67	(16)	(13)	50	54	0.22	0.22
Restructuring, impairment and plant closing and transition credits	(41)	(6)	9	1	(32)	(5)	(0.14)	(0.02)
Plant incident remediation costs	8	-	(2)	-	6	-	0.03	-

Adjusted(1)	$846	$1,161	$(112)	$(149)	$353	$642	$1.53	$2.66

Adjusted income tax expense(1)					$112	$149
Net income attributable to noncontrolling interests, net of tax					36	313
Noncontrolling interest of discontinued operations(1)(3)					-	(232)

Adjusted pre-tax income(1)					$501	$872

Adjusted effective tax rate(4)					22%	17%

Effective tax rate					(10%)	6%

(a)	During the year ended December 31, 2019, we recorded $153 million of tax benefit relating to the outside basis difference in our investment in Venator, we recorded $18 million of tax benefit relating to realized tax losses on our remaining interest in Venator, we established $11 million of significant income tax valuation allowance in Australia and we recorded $32 million of deferred tax expense due to the reduction of tax rates in Switzerland. During the year ended December 31, 2018, we released $119 million of significant income tax valuation allowances in Switzerland, the U.K. and Luxembourg. We eliminated the effect of these significant changes in tax valuation allowances and deferred tax assets and liabilities from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period.

(b)	Represents the changes in market value in Huntsman's remaining interesting in Venator.

n/m = not meaningful;  n/a = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	December 31,	December 31,
In millions	2019	2018
Cash	$525	$340
Accounts and notes receivable, net	953	1,183
Inventories	914	1,000
Other current assets	155	203
Current assets held for sale	1,208	232
Property, plant and equipment, net	2,383	2,353
Other noncurrent assets	2,182	1,765
Noncurrent assets held for sale	-	877

Total assets	$8,320	$7,953

Accounts payable	$822	$793
Other current liabilities	462	497
Current portion of debt	212	96
Current liabilities held for sale	512	225
Long-term debt	2,177	2,224
Other noncurrent liabilities	1,311	1,086
Noncurrent liabilities held for sale	-	283
Huntsman Corporation stockholders’ equity	2,687	2,520
Noncontrolling interests in subsidiaries	137	229

Total liabilities and equity	$8,320	$7,953

Table 6 – Outstanding Debt

	December 31,	December 31,
In millions	2019	2018
Debt:
Revolving credit facility	$40	$50
Accounts receivable programs	167	252
Term loan	103	-
Senior notes	1,963	1,892
Variable interest entities	65	86
Other debt	51	40

Total debt - excluding affiliates	2,389	2,320

Total cash	525	340

Net debt - excluding affiliates(5)	$1,864	$1,980

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2019	2018	2019	2018
Total cash at beginning of period(a)	$418	$697	$340	$719

Net cash provided by operating activities - continuing operations	222	258	656	704
Net cash provided by operating activities - discontinued operations(3)	19	15	241	503
Net cash used in investing activities - continuing operations	(90)	(101)	(201)	(615)
Net cash used in investing activities - discontinued operations(3)	(28)	(61)	(59)	(358)
Net cash provided by (used in) financing activities	(19)	(307)	(450)	(424)
Effect of exchange rate changes on cash	3	(7)	(2)	(35)
Deconsolidation of cash, cash equivalents and restricted cash from Venator	-	(154)	-	(154)
Total cash at end of period(a)	$525	$340	$525	$340

Free cash flow - continuing operations(2):
Net cash provided by operating activities	$222	$258	$656	$704
Capital expenditures	(93)	(103)	(274)	(251)
All other investing activities, excluding acquisition and disposition activities(b)	2	(1)	7	(1)
Non-recurring merger costs(c)	-	-	-	2
Free cash flow - continuing operations	$131	$154	$389	$454

Adjusted EBITDA	$182	$207	$846	$1,161
Capital expenditures	(93)	(103)	(274)	(251)
Capital reimbursements	2	4	11	8
Interest	(46)	(44)	(111)	(117)
Income taxes	18	(23)	(70)	(138)
Primary working capital change	164	150	236	(90)
Restructuring	(8)	(4)	(22)	(11)
Pensions	(30)	(30)	(121)	(124)
Maintenance & other	(58)	(3)	(106)	16
Free cash flow - continuing operations(2)	$131	$154	$389	$454

(a) Includes restricted cash and cash held in discontinued operations until the Deconsolidation of Venator.

(b) Represents "Acquisition of business, net of cash acquired", "Cash received from purchase price adjustment for business acquired", and "Proceeds from sale of business/assets".

(c) Represents adjustment for payments associated with one-time costs of the terminated merger of equals with Clariant.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses a free cash flow measure: (a) to evaluate the Company's liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company's ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding non-recurring merger costs. Free cash flow as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Free cash flow is typically derived directly from the Company's condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates and Surfactants businesses, which are now reported as held for sale. In the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC. Additionally, during the first quarter 2010 we closed our Australian styrenics operations. Results from these associated businesses are treated as discontinued operations.

(4) We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5) Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2019 revenues of approximately $7 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.